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                                                                    EXHIBIT 12.1

                            COX COMMUNICATIONS, INC.

                     STATEMENT SETTING FORTH COMPUTATION OF
                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   YEAR ENDED DECEMBER 31
                                                                 2000          1999          1998          1997          1996
                                                               --------      --------      --------      --------      --------
                                                                                    (DOLLARS IN MILLIONS)

Earnings available for Fixed Charges:
Income (loss) before minority interest                         $1,995.1      $  900.5      $1,270.7      $ (136.5)     $  (51.6)
Income tax expense (benefit)                                      877.0         580.0         822.8         (53.5)         23.0
Equity in net losses of affiliated companies                        7.3          90.5         547.2         404.4         170.4
Fixed Charges (see below), excluding capitalized interest         662.7         348.0         233.2         210.6         151.2
                                                               --------      --------      --------      --------      --------
     Total                                                     $3,542.1      $1,919.0      $2,873.9      $  425.0      $  293.0
                                                               ========      ========      ========      ========      ========

Fixed charges:
Interest expense                                               $  550.8      $  305.7      $  223.3      $  202.1      $  146.1
Minority interest expense                                      $   91.4      $   29.0      $     --      $     --      $     --
Capitalized interest                                                 --            --            --           0.1          43.2
Interest component of rentals charged to income                    20.5          13.3           9.9           8.5           5.1
Dividends on subsidiary preferred stock                              --            --            --            --            --
                                                               --------      --------      --------      --------      --------
     Total fixed charges including capitalized interest        $  662.7      $  348.0      $  233.2      $  210.7      $  194.4
                                                               ========      ========      ========      ========      ========

Ratio of earnings to fixed charges                                  5.3           5.5          12.3           2.0           1.5
                                                               ========      ========      ========      ========      ========